MONTHLY TENANCY AGREEMENT

1. This agreement is made and entered into on January 22, 2013, between VINTAGE PROPERTIES, hereinafter referred to as Lessor, and RYAN ARNETT, an Individual, hereinafter referred to as Lessee.
2. PREMISES: 979 Osos Street, Suite F4, San Luis Obispo, California. Lessee has inspected the premises and accepts them in their present condition as suitable for the use intended. The premises shall be clean, with fresh paint, and operational electrical and phone lines. Lessee agrees to keep the premises in good condition and repair at his own expense, including electrical and phone circuits that may be required for his business.
3. TERM: This is a monthly lease, commencing February 1, 2013, and is revocable by either Lessor or Lessee upon 30 days written notice to the other.
4. RENT: The monthly rent for the premises shall be $400.00 per month, commencing February 1, 2013. Rent shall be paid in advance on the first day of each calendar month of occupancy, and shall be paid without any deduction or offset whatsoever.
5. SECURITY DEPOSIT: $400.00 due upon execution of this agreement.
6. USE OF PREMISES: The premises shall for office use only and for no other purpose without the prior written consent of Lessor.
7. PERSONAL PROPERTY TAXES: Lessee shall pay prior to delinquency all taxes assessed against and levied upon the trade fixtures, furnishings, equipment, and other personal property of Lessee contained in premises.
8. UTILITIES: Provided by Lessor, excluding interior janitorial and communications.
9. ALTERATIONS: Lessee shall not, without Lessor's prior written consent, make any alterations, improvements or additions in or about the premises.
10. INSURANCE: Lessee shall keep in full force and effect a policy of public liability and property damage insurance with respect to the premises and the business operated by Lessee, with limits satisfactory to Lessor, and with Lessor named as additional insured. No personal property of Lessee is insured by Lessor, and Lessor shall not be responsible for any damage to Lessee's personal property, regardless of cause.
11. ATTORNEYS FEES: Should Lessor or Lessee bring legal proceedings against the other for the enforcement of any provisions of this lease, the prevailing party in such action shall be awarded reasonable attorney fees.
12. ASSIGNMENT AND SUBLETTING: Lessee shall not voluntarily or by operation of law assign, transfer, sublet, mortgage, or otherwise transfer or encumber all or any part of Lessee's interest in this lease or in the premises without the prior written consent of Lessor.
13. INDEMNITY: Lessee shall indemnify and hold Lessor harmless from all claims and liabilities for death or injury to persons or damage to property occasioned by the acts, omissions, or conduct of Lessee, its agents, guests, or invitees, occurring during the term of this lease in, on, or about the premises.
14. DEFAULT: It is agreed between the parties hereto that if any rent shall be due and unpaid, or Lessee shall default and breach any other provision of this agreement, then Lessor, after giving proper notice as required by law, may re-enter the premises and remove any property and any and all persons there from in the manner allowed by law.
15. NOTICES: All notices shall be in writing addressed as follows:
    To Lessor at: 979 Osos Street, Suite B2, San Luis Obispo, California 93401.
    To Lessee at: 979 Osos Street, Suite F4, San Luis Obispo, California 93401.

This is the entire agreement between the parties.

____________________	____________________
by/ Alan J. McVay	by/ Ryan Arnett
VINTAGE PROPERTIES	An Individual